Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 amendment #1 of our report dated March 4, 2022, except for Note 11, as to which the date is July 8, 2022, and Note 10, as to which the date is November 23, 2022, with respect to the consolidated balance sheets of Global Mofy Metaverse Limited and subsidiaries as of September 30, 2021, and consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for the year ended of September 30, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

February 7, 2023